Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diebold Nixdorf, Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-31993, 333-32187, 333-60578, 333-162036, 333-162037, 333-162049, 333-190626, 333-193713, 333-199738, 333-217476, 333-223125, and 333-224618) on Form S-8 and (Nos. 333-213780 and 333-208186) on Form S-4 of Diebold Nixdorf, Incorporated and subsidiaries of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Diebold Nixdorf, Incorporated as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Diebold Nixdorf, Incorporated.

Our report on the consolidated financial statements refers to a change to the accounting for revenue recognition due to the adoption of ASU 2014-09, Revenue from Contracts with Customers.

Our report dated March 1, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Diebold Nixdorf, Incorporated did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses were identified related to ineffective controls over information technology general controls related to user access, inventory valuation, and non-routine transactions.

/s/  KPMG LLP

Cleveland, Ohio
March 1, 2019